January 2022 Maris - Tech Ltd. Investor Presentation Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated January 20 , 2022 (To Preliminary Prospectus Dated January 18 , 2022 ) Registration Statement (Registration No. 333 260670 )

Free Writing Prospectus Statement This presentation highlights information about Maris - Tech Ltd . , or we, us, our, or the Company, and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed a Registration Statement on Form 1 (including a preliminary prospectus) with the Securities Exchange Commission, or the SEC, for the offering to which this presentation relates . The Registration Statement has not yet been declared effective . Before you invest, you should read the preliminary prospectus included in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may also access these documents for free by visiting EDGAR on the SEC website at www . sec . gov/edgar . The Preliminary Prospectus, dated January 18 , 2022 , is available on the SEC website at www . sec . gov/edgar . Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp . , Attention : Syndicate Department, 810 7 th Avenue, 18 th floor, New York, NY 10019 , by email at syndicate@aegiscap . com, or by telephone at (212) 813 - 1010 . 2

Forward Looking Statement This presentation of Maris - Tech Ltd . contains “ forward - looking statements ” within the meaning of the Private Securities Litigation Reform Act and other securities law . Words such as “ expects, ” “ intends, ” “ plans, ” “ believes, ” “ seeks, ” “ estimates, ” and similar expressions or variations of such words are intended to identify forward - looking statements . For example, the Company uses forward - looking statements when we discuss our vision, the potential of our product, our strategy, market potential for product, our paradigm, commercialization of our product and our future growth . Forward - looking statements are not historical facts, and are based upon management ’ s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain . Such expectations, beliefs and projections are expressed in good faith . However, there can be no assurance that management ’ s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed or indicated by the forward - looking statements . Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements . For a more detailed description of the risks and uncertainties affecting the Company, please review the Company ’ s reports and other documents filed from time to time with the SEC, including, but not limited to, the risks detailed in the Company ’ s preliminary prospectus dated January 18 , 2022 , filed with the SEC as a part of the Company ’ s Registration Statement on Form F - 1 , as amended (File No . 333 - 260670 ), and documents incorporated by reference therein . Forward - looking statements speak only as of the date the statements are made . The Company assumes no obligation to update forward - looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws . If the Company does update one or more forward - looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward - looking statements . 3

4 Issuer Maris - Tech Ltd. Offering Type Initial Public Offering Price Range $4.20 - $5.80 Shared Offered 3,100,000 Units* ( each consisting of one Ordinary Share and one Warrant to purchase one Ordinary Share ; e ach Warrant will have an exercise price of 125% of the public offering price per Unit and will expire 5 years after issuance), plus 15%, 45 - day overallotment option Gross Proceeds $15.5 Million (assuming Units are sold at the $5 mid - point of the range) Listing/Symbol Nasdaq: MTEK and MTEKW Pre - Offering Ordinary Shares Outstanding 3,574,812 Ordinary Shares currently issued and outstanding Use of Net Proceeds: (i) ~$4.00 MM - Research and development of new technologies as well as existing products (ii) ~$4.00 MM - Marketing and sales efforts in new territories (with emphasis on the U.S. market) (iii) ~$1.20 MM - Repayment of outstanding bank loans (iv) ~$3.25 MM - Working capital and general corporate purposes Underwriters Aegis Capital Corp. – Bookrunning Manager * Pre - funded Units ( each consisting of one Pre - funded Warrant to Purchase one Ordinary Share and one Warrant to purchase one Ordinary Share) will be offered to certain purchasers to the extent necessary to meet certain beneficial ownership requirements as further described in the Registration St atement Offering Details

We are Maris 5 We develop and manufacture cutting edge, AI based , miniature, video streaming hardware and software solutions

Maris - Tech at a Glance 1 2 3 4 5 6 7 Foundation Founded in 2008, electronics engineering and imaging experts joined 2012 Customers Selected by Israel ’ s largest defense, aerospace and HLS contractors and leading international drone manufactures Portfolio Has developed a variety of solutions to a growing number of companies worldwide Israel to the Moon Maris product was integrated in Israel’s first spacecraft to the moon Going Global Currently expanding internationally with a broad range of field tested video and data analytics products. Operational Field proven with industry leaders in Israel, Europe, North America and Asia Pacific The Technology Develops and manufactures miniature, high quality, low power, low latency video, audio and telemetry data capture, streaming, recording and processing technology 6

Overview - Applications 7 Nano Satellites Unmanned Aerial Vehicles Aircrafts Indoor & Outdoor Drones RF Datalink, 4 G LTE, Wi - Fi Armored Vehicles Unmanned Ground Vehicles Infantry Soldiers Military Dogs Sniper Sights Headquarters & Operation Rooms Video, Audio, Data Video, Audio, Data Wireless RC Autonomous Vehicles Missiles Inside Unmanned Sea Vehicles

Our Market - High End Video Analytics The ability to capture, stream, process, and interpret high - quality video in real - time has emerged as a key technology component in modern - day industrial and defense applications, providing accurate situational awareness to autonomous, semi - autonomous, and manned systems 8 Aerospace & Defense UAV mounted systems, helmet mounted systems, weapon sights, missile & target acquisition, Telemetry mounted video Home Land Security (HLS) Law enforcement, intelligence gathering, covert applications, unmanned platforms (air, land and sea) Commercial Visual inspection, search & rescue © 2021, All Rights Reserved, Maris

Market Size and Forecast Defense, Aerospace, HLS and Commercial markets 9 vs. Video Analytics 2019 $ 4.1 B 2027 $ 21.7 B Source: https://www.alliedmarketresearch.com/video - analytics - marke t

The Opportunity • Video analytics technology is in great demand in the defense & HLS markets • In recent years video analytics technologies are gaining greater traction in a diverse set of application markets including retail, transportation, consumer, smart cities, critical infrastructure, and enterprise, among others • North America will remain the biggest region for this market but other regions such as the EU, India, Singapore and S. Korea are growing as well 10 Source: https://www.alliedmarketresearch.com/video - analytics - marke t, https://www.edge - ai - vision.com/ 2016 / 12 /video - analytics - hardware - software - and - services - revenue - to - reach - 3 - billion - by - 2022 /

11 Mission and Vision © 2021 , All Rights Reserved, Maris Mission Become one of the top 5 global video analysis companies in defense, HLS and commercial markets Vision Deliver world - class, high - end video streaming and analytics solutions for developers and manufacturers

Selected Customers 12

Best - in - class Size, Weight and Performance (SWaP) What Makes Us Unique? Wireless Communication Supporting a variety of miniature and low power wireless communication means Dimensions & weight Compact & lightweight Power consumption Extremely efficient power consumption Modularity and Flexibility Different configurations may be created from different building blocks Video Quality Supporting the most advanced video compression standards Multiple Stream Supporting simultaneously multiple sensors Rich video processing Rich video processing functionality Latency Ultra Low latency streaming 13

Israel Bar CEO 40 + years ’ experience in the Israeli hi - tech industry, in R&D, marketing and management Positions primarily in security, consumer, industrial and defense markets companies Previously CEO and Co - Founder of Exatel Visual Systems, a consumer and security digital video technology company B.Sc. in Mathematics & Computer Science from Bar - Ilan University Magenya Roshanski CTO 30 + years in the Israeli hi - tech industry in R&D, marketing and management positions in the security and consumer markets Previously the CTO and Co - Founder of Exatel Visual Systems, a broadcasting, consumer and security digital video technologies company He was CTO in Real Vision, TVG Technologies and Galagraph, video, graphics and imaging technology companies Graduate of Ben - Gurion University in Electronics Engineering Carmela Bastiker COO 20 + years in the Israeli hi - tech industry managing operations Previously COO of Exatel Visual Systems Management Team 14

David Raviv VP Marketing 25 + years in the Israeli hi - tech industries. CEO of Prosys Technologies – C 2 Centers for HLS & military sectors Hanan Samet CFO 20 + years ’ experience in the Israeli hi - tech finance sector Previously CFO of ICTS International BV. NASDAQ, traded Netherland based, a home land and aviation security industry company CFO of Gilat to Home, US subsidiary of Gilat Satellite Networks NASDAQ traded a satellite and internet provider company CPA, B.A in Economics & accounting from Ben Gurion University and MLB in Law from Bar - Ilan University Management Team 15

Board of Directors 16 Joseph Weiss Chairman Was nominated President and CEO of IAI, Israel's largest Aerospace Corporation in 2012 Prior to that he served as VP of IAI for the past six years and as manager of the company ’ s Systems Missiles and Space Group In his last position, at the rank of colonel, Weiss was in charge of the development and acquisition of the IDF's first Dolphin submarines and their arrival to the corp Israel Bar CEO, Founder, Director 40 + years ’ experience in the Israeli hi - tech sector, in R&D, marketing and management Positions primarily in security, consumer, industrial and defense markets companies Previously CEO and Co - Founder of Exatel Visual Systems, a consumer and security digital video technology company B.Sc. in Mathematics & Computer Science from Bar - Ilan University Joseph Gottlieb Director B.Sc. Electronics engineering from the Technion Institute Haifa, Israel 1981 - current: founder & CEO of Colint Ltd - a company specialized in providing subcontracting services for provision of full electronic kits directly to the electronic assembly lines of Defense, aerospace and space OEMs on a "Ship To Line, Just In Time" basis, as well as EMS services 2011 - current: founder & CEO of Innovative Industries Inc. - a U.S corporation, providing within the U.S similar services to those provided by Colint Ltd in Israel

Board of Directors 17 Amitay Weiss Board Nominee Financial consultant expert He has been a director in public companies since 2015 BA in economics from New England College, M.B.A in business administration and LL.B Naama Avrahami Board Nominee Senior financial professional CFO with more than 15 years' experience Industry expertise: Medical devices and online financial trading, banking and Online transaction solutions Operation, Human resources and corporate secretary M&A, Fund raising Security Token Offering and Blockchain technologies BA in Business Administration and Accounting from the College of Management, Israel, graduate of the Directors and Executives program from the IDC Herzliya, Israel

Our Portfolio – OEM solutions 18 Neptune - XMC Neptune - Pro Neptune - Mini Neptune - Micro Neptune - Nano Neptune - Wireless Neptune - Split Neptune - Space Neptune XtremeView Venus Mercury Mercury - Micro - GPS Mercury - Nano Mars Pluto Jupiter

Our Portfolio – Final Products 19

Technological Roadmap


Saturn-Sat
FPGA based Nano Satellites Video Platforms
Saturn-Auto
FPGA based Autonomous Vehicle Video Platforms
Pluto
High-end h.265
Mars Wireless
RF Datalink, LTE, Wi-Fi
Mars
low-end h.265
Mars Sniper
Snipers control & target sharing
Mercury Wireless
RF Datalink, LTE, Wi-Fi
Mercury
Middle-end h.265
Jupiter Payload
Video Payload
Venus
Neptune based + FPGA Ultra low latency
Neptune Wireless
RF Datalink
Jupiter XV
RF Datalink, LTE, Wi-Fi
Neptune XV
Wi-Fi
Jupiter AI
AI Edge Computing
Neptune
H.264 products range
Jupiter
High-end h.265 products range
Jupiter Tactical
High-end h.265 tactical device
2019
2020
2021
2022
2023

20

Development Programs Saturn • Saturn Sat Space grade FPGA based miniature capture, AI, recording and streaming video platform aiming nano satellites applications • Saturn Auto Automotive grade FPGA based miniature capture, AI, recording and streaming video platform aiming autonomous vehicle applications Jupiter • Jupiter AI Object detection, classification and tracking AI features for any Jupiter based platform aiming mainly unmanned vehicle and situational awareness applications • Jupiter XV Remote intelligence gathering and covert applications aiming mainly intelligence agencies, police and special forces applications • Jupiter Payload A complete miniature payload consisting of video sensors, processing, AI and wireless communication • Jupiter Tactical Video, audio and data recording, streaming and debriefing mobile device aiming tactical defense applications Mars Sniper Sniper sight recording, streaming and debriefing as well as snipers unit control & target sharing Short Term Long Term 21

Competitive Landscape Company Modular Miniature Light Weight Low Power Consumption Multiple Video Standards H.264 & H.265 Multiple Streams Embedded Wi - Fi Embedded RF Datalink Ultra Low Latency Players (~1ms) Video Analytics Price Performance Enhanced RF Steaming: FEC Re - order Jitter Buffer 22

Company Case Study - Drones • Aero Sol is an Israeli based manufacturer of drones for a variety of uses • Maris provides AeroSol the platform, which supports day and night cameras video acquisition, compression, recording and streaming and also enables the interface between the drone’s auto pilot and its ground control station • Maris also provides the ground control station live video player, which supports low - latency streaming as well as debriefing tools • Over the last few years Aero Sol already purchased hundreds of units and intends to purchase a few hundreds more Civil Open mine surveys, Aerial photogrammetry, Aerial photography, turbine inspection Tactical ISTAR Intelligence, Surveillance, Target Acquisition & Reconnaissance HLS SWAT - Security missions/ Firefighting, Environmental, protection, pipeline, oil, gas and power line monitoring 23

Company Case Study - Space In 2019, SpaceIl in cooperation with Israel Aerospace Industries Launched a small robotic lunar lander • Project aimed at driving development and education of STEM (science, technology, engineering and mathematics) • The Maris Neptune was qualified for use in space • The Maris video system was mounted on the space probe, to monitor status & progress • While the lunar lander/probe failed to safely land on the moon due to a gyroscope fail, the Maris video system was able to capture and transmit images and videos up to the moment of impact 24

Selling video modules and software (Maris Player) Selling a full system to OEMs Source: Company’s data © 2021, All Rights Reserved, Maris Go - to - Market • Maris is implementing a multi - tiered business model for flexibility and to ensure broad adoption • Maris sells ready to use hardware and embedded software OEM solutions directly to integrators and systems manufacturers (fixed prices and royalties) • Maris also approaches the market as a standalone products manufacturer based on its video modules and embedded software • Maris intends to provide additional premium processing services except those, which are already part of the embedded software through a Maris operated system in the Commercial/Industrial markets, thus ensuring delivery of high - quality images and maximum benefit 25 Sub - System Manufacturers System Manufacturers OEM/ Integrators End User/ Customers

Financials 26 1 - 6 2021 1 - 6 2020 June 2021 against June 2020 1 - 12/2020 Revenues $ 1,329,525 $ 528,498 + 15% $987,883 Cost of Revenues $ 646,270 $ $500, 696 Gross Profit $ 683,255 $ +178% $487, 187 Operating Expense R&D $ 402,351 $ $78 1 , 417 SG&A $ 350,442 $ $96, 721 Total Operating Expenses $ 752,793 $ $ 878,138 Total Operating Profit (Loss) ( $ 69,538) ( $ ) 56% ( $3 90 , 951 )

Why invest • We develop and manufacture top, high - end AI based video technology • Our technology is implemented in high growth sectors such as drones, autonomous vehicles and other advanced platforms in aerospace, defense, HLS and commercial markets • Technology has been validated by leading customers • Key strategic partners • Veteran and experienced management team working together for many years • Attractive valuation 27

Thank you www.maris - tech.com +972 - 72 - 2424022; +972 - 54 - 2689026 28